Exhibit 99.1

InterDigital to Oppose Nokia's Effort to Appeal Federal Court's Confirmation of Final Award

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Jan. 27, 2006--InterDigital Communications Corporation (NASDAQ:IDCC) announced that it intends to oppose Nokia Corporation's (Nokia) efforts to appeal the recently issued judgment of a federal court confirming an arbitral award against Nokia. In December 2005, the federal district judge presiding over the enforcement proceeding between InterDigital and Nokia in the United States District Court for the Southern District of New York confirmed in its entirety the Final Award rendered in June 2005 by the Arbitral Tribunal operating under the auspices of International Court of Arbitration of the International Chamber of Commerce (ICC). Nokia has filed a notice of appeal, indicating that it is appealing the federal court's judgment to the United States Court of Appeals for the Second Circuit.
    "I am disappointed that Nokia has elected to pursue yet another legal challenge to its royalty obligations to InterDigital in spite of an unambiguous confirmation of the Final Award by the federal court," commented William J. Merritt, President and Chief Executive Officer of InterDigital. "Notwithstanding Nokia's latest action, our resolve to prevail in this dispute remains steadfast and absolute. We will continue to pursue all legal remedies to secure payment and we remain confident that Nokia will pay the amounts due, either of its own accord or by court order."

    Note to editors:

    In February 1999, Nokia entered into agreements with InterDigital which covered both technology development and a patent license agreement. As part of the patent license agreement, Nokia paid $31.5 million up front to InterDigital to cover product sales through the end of 2001. Royalties owed after 2001 could be defined through direct negotiation, or by a patent license agreement with a designated major competitor. Patent licensing agreements signed in March 2003 between InterDigital and Ericsson and Sony Ericsson established the framework for Nokia's royalty obligations for 2G and 2.5G handset and infrastructure sales. After these patent licensing agreements were signed, InterDigital notified Nokia of its royalty payment obligations. Nokia disagreed with InterDigital's interpretation of the impact of these patent licensing agreements and requested binding arbitration in July 2003 to resolve the dispute. In June 2005, the Arbitral Tribunal delivered its Final Award in the arbitration proceeding between InterDigital Communications Corporation, its wholly-owned subsidiary InterDigital Technology Corporation, and Nokia. The Tribunal established royalty rates which are applicable to Nokia's sales of covered products for the period beginning January 1, 2002 through December 31, 2006. Despite the Final Award, Nokia has refused to pay the royalties owed to InterDigital.

    About InterDigital

    InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital.

    This press release contains forward-looking statements regarding our current beliefs, plans and expectations as to the receipt of past and future royalty obligations of Nokia under the Final Award and our pursuit of all legal remedies to secure payment. Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to those contained herein and (i) InterDigital's interpretation of and Nokia's compliance with the Award, and (ii) unanticipated appeals or delays in securing enforcement of the court order confirming the Final Award.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Jack Indekeu, 610-878-7800
             jack.indekeu@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com